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Exhibit 2.1


                   PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (this "Agreement") is made as of October 30, 2003, by and between Citizens Communications Company, a Delaware corporation ("Seller"), and Great Bay Hydro Corporation, a New Hampshire corporation ("Buyer"). Capitalized terms used herein shall have the meanings ascribed to them in
Article 1, unless otherwise provided.

                            RECITALS

     WHEREAS, Seller owns all of the Assets;

     WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Assets, subject in all respects to the provisions of this Agreement; and

     WHEREAS, concurrently with the execution of this Agreement, BayCorp Holdings, Ltd., a Delaware corporation and the parent entity of Buyer, has executed and delivered to Seller the Guarantee Agreement in the form attached hereto as Exhibit A.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                            ARTICLE 1
                           DEFINITIONS

     Section 1.1 Certain Defined Terms. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1 (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliates" or "Affiliated Entities" - entities shall be deemed "Affiliated" as to each other to the extent (i) one of the entities directly or indirectly controls the other, or the direct or indirect control of one of the entities is exercised by the officers, directors, stockholders, or partners of the other entity (whether or not such persons exercise such control in their capacities as officers, directors, stockholders, or partners) or (ii) is deemed to be an Affiliate under existing, statutes or regulations of the SEC.

     "Assets" - means (a) all of Seller's hydraulic generating facilities and dams located in the State of Vermont, being the Newport Generating Facility Units 1, 2, 3 and 11, the Troy Generating Facility, and the West Charleston Generating Facility (collectively, the "Hydraulic Generating Facilities"), together with (i) the Real Property associated with the Hydraulic Generating Facilities, including the buildings and other improvements located thereon and approximately 500 acres of unimproved Real Property located around the Hydraulic Generating Facilities, (ii) all other tangible personal property located at the Hydraulic Generating Facilities, including the personal property and spare parts listed on Schedule 1.1 as updated as of the Closing Date, (iii) the replacement penstock for the West Charleston Generating Facility located at Seller's pole yard in Derby, Vermont, (iv) Easements, Contracts and Consents (to the extent transferable)

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relating to the Hydraulic Generating Facilities, and (v) the
Seymour and Echo non-power dams that are part of the FERC License (the "Non-Power Dams"), but only to the extent provided for under
Section 2.4; and (b) the diesel generator sets of Seller located at the Newport Generating Facility Units 1, 2, and 3 (the "Diesel Generating Facilities"), together with (i) the Real Property associated with the Diesel Generating Facilities including the buildings and other improvements, (ii) all other tangible personal property located at the Diesel Generating Facilities including the personal property and spare parts listed on
Schedule 1.1 as updated as of the Closing Date, and (iii) Easements, Contracts and Consents (to the extent transferable) relating to the Diesel Generating Facilities.

     "Claim Notice" - means a written notice of a claim given by a party seeking indemnification pursuant to the terms of this Agreement that specifies in reasonable detail the nature of the Losses and the estimated amount of such Losses.

     "Consent" - means any approval, consent, permit, ratification, waiver, or other authorization from any Person.

     "Contract" - means any agreement, contract, document, instrument, obligation, promise or undertaking (whether written or oral) that is legally binding, including Easements.

     "Easements" - means all easements, rights of way, permits, licenses, prescriptive rights and other ways of necessity, whether or not of record, relating to real property.

     "Encumbrance" - means any charge, adverse claim, lien, mortgage, pledge or security interest.

     "Environmental Law" - means any Order or Legal Requirement, and any judicial and administrative interpretation thereof and related policies, guidelines and standards, relating to pollution or protection of the environment and natural resources, including those relating to (i) emissions, discharges, Releases or threatened Releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or
(ii) the manufacture, processing, distribution, use, treatment, storage, disposal, abatement, removal, remediation, transport or handling of Hazardous Material each as in effect as of the date of determination. "Environmental Laws" include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S. C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) to the extent involving handling of or exposure to Hazardous Substances, the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Coastal Zone Management Act (16 U.S.C. Section 1451 et seq.), the Rivers and Harbors Act (33 U.S.C. Sections 401 et seq.), the Endangered Species Act (16 U.S.C. Section 1531 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300(f) et seq.), and all other state laws analogous to any of the above, and any common law doctrine, including,

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negligence, negligence per se, nuisance, trespass, personal injury or property damage related to or arising out of the Release of or exposure to Hazardous Substances.

     "Environmental Liability" - means any liability, responsibility or obligation arising out of or relating to (i) the presence of any Hazardous Material in the fixtures, structures, soils, groundwater, surface water or air on, under or about or emanating from the Assets used, operated, owned, leased, controlled, possessed, occupied or maintained by Seller, and any such Hazardous Material emanating to adjoining or other properties, (ii) the use, generation, production, manufacture, treatment, storage, disposal, Release, threatened Release, discharge, spillage, loss, seepage or filtration of Hazardous Materials by Seller or its contractors from, on, under or about the Assets used, operated, owned, leased, controlled, possessed, occupied or maintained by Seller or the presence therein or thereunder of any underground or above-ground tanks for the storage of fuel oil, gasoline and/or other petroleum products or by-product or other Hazardous Material, (iii) the violation or noncompliance or alleged violation or noncompliance by Seller or its contractors of any Environmental Law arising from or related to Seller's or its contractors' conduct, actions or operations or the use, operation, ownership, lease, possession, control, occupancy, maintenance or condition of any of the Assets or Real Property, (iv) the failure by Seller to have obtained or maintained in effect any certificate, permit or authorization required by any Environmental Law as a result of Seller's or its contractors' conduct, actions or operations or the use, operation, ownership, lease, control, possession, occupancy, maintenance or condition of Seller's Assets, (v) any and all Proceedings arising out of any of the above-described matters, including Proceedings by Governmental Bodies for enforcement, cleanup, removal, treatment, response, remedial or other actions or damages and Proceedings by any third Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief, and (vi) any and all remedial work and other corrective action (including investigation or monitoring of site conditions, or any clean-up, containment, restoration or removal) taken by, or the costs of which are imposed upon Seller arising from any of the above described matters.

     "FERC" - means the Federal Energy Regulatory Commission, and any successor agency under the Federal Power Act.

     "FERC License" - means the existing license issued by FERC on November 6, 1963, relating to the operation of the Hydraulic Generating Facilities and the new license which may be issued based upon the application for a new license for the Clyde River Project, filed with FERC in December, 1991 and the application to amend the license for the Clyde River Project, filed with FERC on June 16, 1999.

     "Final Order" - means an action by a Governmental Body as to which (i) no request for stay of the action is pending, no such stay is in effect and if any time period is permitted by statute or regulation for filing any request for such stay, such time period has passed, (ii) no petition for rehearing, reconsideration or application for review of the action is pending and the time for filing any such petition or application has passed, (iii) such Governmental Body does not have the action under reconsideration on its own motion and the time in which such reconsideration is permitted has passed, and (iv) no appeal to a court, or a request for stay by a court of the Governmental Body's action is pending or in effect and the deadline for filing any such appeal or request has passed.

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     "Governmental Body" - means any of the following that
possesses competent jurisdiction:

          (a) federal, state, county, local, municipal or other governmental body;

          (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);
or
          (c) any governmental body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     "Hazardous Materials" - means any waste or other chemical, material or substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, toxic, or a pollutant or a contaminant, or words of similar import, under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including oil, natural gas, petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials, any flammable substances or explosives, any radioactive materials, any toxic wastes of substances, urea formaldehyde foam insulation, toluene or polychlorinated biphenyls, and any other chemicals, materials, wastes or substances, the exposure to or treatment, storage, transportation, disposal or Release of which is prohibited, limited or regulated by any Environmental Law.

     "Interest Rate" - means five percent (5%) per annum.

     "Knowledge" - means, with respect to Seller, the actual knowledge of Seller's Vice President and General Manager, Vermont Electric Division (Gary Kellogg), the Systems Operations Manager of the Vermont Electric Division of Seller (Kevin Perry), and the System Dispatcher responsible for hydro diesel maintenance (Adam Archer), or their respective successors.

     "Legal Requirement" - means any federal, state, county, local, municipal, foreign, international, multinational, administrative, or other governmental Order, constitution, statute, ordinance, adopted code, principle of common law, regulation, rule, directive, approval, notice, tariff, license, franchise agreement, statute or treaty.

     "Losses" - means all claims, losses, liabilities, causes of action, costs and expenses (including, without limitation, involving theories of negligence or strict liability and including court costs and reasonable attorneys' fees and disbursements in connection therewith).

     "Material Adverse Effect" - means any change, event, occurrence or condition that is, or would be, materially adverse to the operation or condition of Assets, taken as a whole. For purposes of this Agreement, a change, event, occurrence or condition shall not constitute a Material Adverse Effect (i) if it arises from general business, economic or financial market conditions, from conditions generally affecting the hydroelectric industry or from the transactions contemplated by this Agreement,
(ii) to the extent that the Seller may realize the benefit of insurance maintained by Seller or to the extent that Seller or Buyer may receive or recover payments in respect of such occurrence from any other source (whether in a lump sum or stream of payments), (iii) if it arises from retiring and/or dismantling any

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of the Hydraulic Generating Assets pursuant to any permits, licenses or Orders, or (iv) if it arises from dismantling any of the dams which constitute part of the Hydraulic Generating
Facilities pursuant to any permits, licenses or Orders.

     "Order" - means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, other Governmental Body, or by any arbitrator, each of which possesses competent jurisdiction.

     "Organizational Documents" - means the articles or certificate of incorporation and the bylaws of a corporation or the comparable organizational and governing documents of other
Persons.

     "Permitted Encumbrances" - means any of the following:

          (a) mechanics', carriers', workers' and other similar liens arising in the ordinary course of business and which in the aggregate are not substantial in amount and do not interfere with the present or intended use of the Assets to which they apply;

          (b) liens for current Taxes and assessments not yet due and payable;

          (c) with respect to any parcel of Real Property, usual and customary nonmonetary Encumbrances, covenants, imperfections in title, Easements, restrictions and other title matters (whether or not the same are recorded) that do not and will not materially interfere with the operation of the Assets currently conducted on the Real Property or result in any absence, loss or reversion of, or inability to transfer, title, or any termination of the right to use the Real Property;

          (d) all applicable zoning ordinances and land use restrictions;

          (e) with respect to any Asset which consists of a leasehold or other possessory interests in real property, all Encumbrances, covenants, imperfections in title, Easements, restrictions and other title matters (whether or not the same are recorded) to which the underlying fee estate in such real property is subject that do not currently interfere materially with the operation of the Assets currently conducted on such property; and

          (f) any other Encumbrances, Contracts, obligations, defects or irregularities of any kind affecting the Assets that,
(i) are disclosed in Schedule 5.5, (ii) individually and in the aggregate, are not reasonably likely to have a Material Adverse Effect, or (iii) will be terminated, released or waived on or before the Closing Date.

     "Person" - means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or Governmental Body.

     "Proceeding" - means any claim, action, arbitration, hearing, litigation or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.


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     "PUHCA" - means the Public Utility Holding Company Act of
1935, as amended, or any successor law, and regulations and rules issued by the SEC pursuant to that act or any successor law.

     "Real Property" - means all real property owned by Seller or an Affiliate of Seller, and included among the Assets, together with all interests in real property (including Easements) used or held for use by Seller in the operation of the Assets.

     "Related Documents" - means any Contract provided for in this Agreement to be entered into by one or more of the parties in connection with the transactions contemplated by this Agreement.

     "Release" - means any presence, emission, dispersal, disposal, spilling, leaking, emitting, discharging, depositing, pumping, pouring, escaping, leaching, dumping, releasing or migration into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or in, into or from any Asset, including the movement of any Hazardous Materials through the air, soil, surface water, groundwater or property.

     "Representative" - means with respect to a particular
Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "SEC" - means the United States Securities and Exchange
Commission or any successor agency.

     "Tax" - means any tax (including any income tax, capital gains tax, value-added tax, sales and use tax, franchise tax, payroll tax, withholding tax or property tax), levy, assessment, tariff, duty (including any customs duty), deficiency, franchise fee or payment, payroll tax, utility tax, gross receipts tax or other fee or payment, and any related charge or amount (including, any fee, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body.

     "Tax Return" - means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     Section 1.2 Other Defined Terms. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement as indicated below and, whenever such terms are used in this Agreement, they shall have their respective defined meanings.

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      Term                                   Section
      Bill of Sale                           8.1(a)
      Buyer Indemnitees                      12.1
      CERCLA                                 5.11(g)
      Closing                                8.1
      Diesel Generating Facilities           1.1
      Closing Date                           8.1
      Environmental Data                     11.1(c)
      Hydraulic Generating Facilities        1.1
      Indemnity Amount                       12.2
      Indemnity Payment                      12.2
      Non-Power Dams                         1.1
      Purchase Price                         3.1
      Retained Liabilities                   2.2
      Seller Indemnitees                     12.2
      Transaction Taxes                      10.1

                            ARTICLE 2
                        PURCHASE AND SALE

     Section 2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept delivery from Seller, all of the Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and Buyer will assume the regulatory proceedings related to the Assets listed on Schedule 2.1.

     Section 2.2 Retained Liabilities. Except as otherwise expressly provided in this Agreement, Buyer shall not assume any and Seller shall retain and pay, perform and discharge when due all liabilities or obligations, of any kind or nature, relating to or arising from Seller's ownership, use or operation of the Assets prior to the Closing Date (the "Retained Liabilities").

     Section 2.3 Condition on Assignment or Assumption of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or assume any Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or assumption without the Consent of a third party would constitute a breach. Any transfer or assignment to Buyer by Seller of any property or property rights or any Contract that requires the Consent of any third party shall be made subject to such Consent being obtained.

     Section 2.4 Transfer of the Non-Power Dams. Seller intends to transfer certain Real Property and the Non-Power Dams to the State of Vermont. The operation of the Non-Power Dams is governed by the FERC License. If the Non-Power Dams are not transferred to the State of Vermont prior to the Closing Date, Seller shall transfer the Non-Power Dams to Buyer so that Buyer can transfer or sell the Non-Power Dams to the State of Vermont or another third party as soon as the Non-Power Dams are removed from the FERC License.

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                            ARTICLE 3
                         PURCHASE PRICE

     Section 3.1 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price for the Assets (the "Purchase Price") shall be Ten US Dollars
(US$10.00).

                            ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     Section 4.1 Organization, Existence and Qualification. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of New Hampshire, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations.
Within ten (10) days after execution of this Agreement, Buyer will be authorized to conduct business in the State of Vermont.

     Section 4.2 Authority Relative to this Agreement and Binding Effect. The execution, delivery and performance of this Agreement and the Related Documents by Buyer have been duly authorized by Buyer's Board of Directors, which constitutes all necessary corporate action required on the part of Buyer. The execution, delivery and performance of this Agreement and the Related Documents by Buyer will not result in (i) any conflict with or breach or violation of or default under the Organizational Documents of Buyer, or (ii) to Buyer's knowledge, a violation or breach of any term or provision of, or constitute a default or accelerate the performance required under, any indenture, mortgage, deed of trust, security agreement, loan agreement, or Contract to which Buyer is a party or by which its assets are bound, or (iii) a violation of any Order of any Governmental Body. This Agreement constitutes, and the Related Documents to be executed by Buyer when executed and delivered will constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy or similar laws from time to time in effect affecting the enforcement of creditors' rights generally or the availability of equitable remedies generally.

     Section 4.3 Governmental and Other Required Consents. Except for those Consents described in Schedule 4.3 and Schedule 5.3, to the extent applicable to Buyer, no Consent of any Governmental
Body or other Person is required to be obtained by Buyer in connection with the execution and delivery by Buyer of this Agreement or the Related Documents or the consummation of the transactions contemplated by this Agreement or the Related
Documents. Buyer has no knowledge of any facts or circumstances relating to Buyer that reasonably would be likely to preclude or prolong the receipt of such required Consents.

     Section 4.4 Brokers. No broker or finder has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer for which Seller or any Affiliate of Seller has or will have any liability or obligations (contingent or otherwise).

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     Section 4.5    Filings.  No statement furnished by Buyer for
inclusion in any filing with any Governmental Body in connection with obtaining a Governmental Body's Consent for the consummation of the contemplated transactions will contain, as of the date the information is provided, any untrue statement of a material fact or will omit to state, as of the date the information is provided, any material fact which is necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     Section 4.6    Independent Investigation.   Buyer is
knowledgeable about the use of the Assets and has had access to the Assets, the officers and employees of Seller, and the records and files of Seller relating to the Assets. In making the decision to enter into this Agreement and to consummate the contemplated transactions, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and the representations and warranties made in this Agreement. Subject to the terms of this Agreement, Buyer accepts the Assets "as is," "where is."

                            ARTICLE 5
            REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     Section 5.1 Organization, Existence and Qualification. Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the Assets, to perform its obligations under all Contracts to which it is a party, and to execute and deliver this Agreement and the Related Documents to which Seller is a party. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Vermont and each other state in which the failure to be so qualified or in good standing would have a Material
Adverse Effect.

     Section 5.2 Authority Relative to this Agreement and Binding Effect. The execution, delivery and performance of this Agreement and the Related Documents by Seller have been duly authorized by all requisite corporate action. The execution, delivery and performance of this Agreement and the Related
Documents by Seller will not result in (i) any conflict with or breach or violation of or default under the Organizational
Documents of Seller, (ii) to Seller's Knowledge, a violation or breach of any term or provision of, or constitute a default or accelerate the performance required under, any indenture, mortgage, deed of trust, security agreement, loan agreement, or Contract to which Seller is a party or by which any of the Assets are bound, or (iii) a violation of any Order of any Governmental Body. This Agreement constitutes, and the Related Documents to be executed by Seller when executed and delivered will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforceability may be limited by bankruptcy or similar laws from time to time in effect affecting the enforcement of creditors' rights generally or the availability of equitable remedies generally.

     Section 5.3 Governmental and Other Required Consents. Except as set forth in Schedule 5.3, no Consent of any Governmental Body or other Person is required to be obtained by Seller in
connection with the execution and delivery by Seller of this Agreement or the Related Documents or the consummation by Seller of the transactions contemplated by this Agreement or the Related
Documents.
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     Section 5.4    Filings; Public Utility Holding Company Status;
Regulation as a Public Utility. No statement furnished by Seller for inclusion in any filing with any Governmental Body in connection with obtaining such Governmental Body's Consent for the consummation of the transactions contemplated by this Agreement will contain, as of the date such information is so provided, any untrue statement of material fact or will omit to state, as of the date such information is so provided, any material fact which is necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Seller is a "public utility company" and is not a "holding company" or a "subsidiary" or an "affiliate" of a "public utility company" or of a "holding company," within the meanings of such terms in PUHCA.

     Section 5.5    Title to Assets, Owned Real Property and
Encumbrances.

          (a) Seller has good and indefeasible title to the Assets. None of the Assets are subject to any Encumbrance except Permitted Encumbrances. Schedule 5.5 lists each parcel of Real Property owned in fee simple by Seller or any Affiliate of Seller that is a part of the Assets and all Easements that relate to the Real Property. The Assets include all Easements necessary to access and operate the Hydraulic Generating Facilities and the Diesel Generating Facilities and all Easements necessary to access the Non-Power Dams without any known conflict with the rights of others, in each case except to the extent that the failure to own or possess such Easements would not have a Material Adverse Effect. Seller does not possess any leasehold interests used in the operation of the Assets.

          (b) No condemnation, expropriation, eminent domain or similar Proceeding is pending or, to the Knowledge of Seller, threatened with respect to any of the Assets.

          (c) Seller is in compliance with all Easements and similar realty interests benefiting or encumbering the Real Property other than such instances of non-compliance, if any, which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. The Real Property, and all improvements thereon, do not violate any applicable zoning, construction code or other restriction of any Governmental Body other than such violations, if any, which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

          (d) Except as set forth in Schedule 5.5, all buildings, structures and equipment that are a part of the Assets and purportedly located on Real Property owned by Seller lie wholly within the boundaries of such Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person other than such encroachments, if any, which are not, individually or in the aggregate, reasonably like to have a Material Adverse Effect. None of the buildings, structures or equipment that are a part of the Assets, nor the operation and maintenance thereof, violates any restrictive covenant other than such violations, if any, which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

     Section 5.6 Compliance with Legal Requirements; Governmental Permits. Except with respect to Environmental Law, which is covered by Section 5.11, or as set forth in Schedule 5.6, (i)
Seller is not in violation of any Legal Requirement that is applicable to it or to the ownership or use of any of the

Assets, other than such violations, if any, which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, and (ii) Seller possesses all permits, licenses, and authorizations from Governmental Bodies required by any applicable Legal Requirement necessary to permit the operation and use of the Assets in the manner in which the Assets are currently being operated and used by Seller, except where the failure to possess any such permit, license or authorization is not reasonably likely to result in a Material Adverse Effect.

     Section 5.7 Legal Proceedings; Outstanding Orders. Except as set forth in Schedule 5.7, there is no pending or threatened Proceeding (i) that has been commenced against Seller that is reasonably likely to have a Material Adverse Effect, or (ii) as of the date of this Agreement, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the contemplated transactions. Except as disclosed in Schedule 5.7, there are currently no outstanding
Orders against Seller which relate to or arise out of the ownership, use, condition or operation of the Assets which individually or in the aggregate would have a Material Adverse Effect.

     Section 5.8 Taxes. Seller has filed all United States federal, state and local income Tax Returns required to be filed by Seller relating to the Assets or has "timely" filed requests for extensions to file such Tax Returns, and Seller has paid and discharged or made adequate provision for all such Taxes. There are no pending audits or other examinations relating to any Tax matters relating to the Assets. There are no Tax liens on the Assets. As of the date of this Agreement, Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax relating to the Assets.

     Section 5.9 Condition of Assets. The Newport Generating Facility Units 1 and 2 are operational, but the other Hydraulic Generating Facilities are not operational and are in need of maintenance and repairs. The Newport Generating Facility Units 1 and 2 are capable of generating power at 1.7 megawatts per unit. Certain of the Hydraulic Generating Facilities and Non-Power Dams require modification in order to comply with the Water Quality Certification issued by the Vermont Agency of Natural Resources, dated August 1, 2002, as amended by the Amended Water Quality Certification issued by the Vermont Water Resources Board, dated July 11, 2003, and as may be further amended. The Diesel Generating Facilities include seven diesel generators, referred to as Units 4, 5, 6, 7, 8, 9 and 10. Of the seven diesel generators, Units 4, 6, 9 and 10 are operational as of the date of this Agreement, but the other generators are not operational and are in need of repairs to become operational.

     Section 5.10 Contracts. Schedule 5.10 contains a complete and correct list as of the date of this Agreement of all Contracts related to the operation of the Assets (other than Easements).
Each Contract is in full force and effect and enforceable against the parties thereto. There are no material defaults and Seller has not rescinded nor given notice of a default or claimed default under any Contract. No event has occurred which with notice or lapse of time, or both, would constitute a material default under any Contract.

     Section 5.11   Environmental Matters.

          (a) Seller is in compliance with all permits, licenses and governmental authorizations required for the operation of the Assets under applicable Environmental Laws, other than such instances of non-compliance, if any, which are not reasonably likely to have a Material Adverse Effect.

          (b) Since December 31, 1998, Seller has not received a written notice from a Governmental Body that Seller is in violation of any Environmental Law arising out of Seller's ownership, use or operation of the Assets.

          (c) Except as listed in Schedule 5.11, there are no Proceedings pending or, to Seller's Knowledge, threatened with respect to Seller's compliance with Environmental Laws and relating to the Assets. To Seller's Knowledge, there is no reasonable basis for any Proceeding against Seller that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect.

          (d) Except as listed in Schedule 5.11, Seller possesses all certificates, permits and authorizations required by any Environmental Law for Seller's ownership, use or operation of the Assets.

          (e) Except as set forth in Schedule 5.11, no environmental remediation of any Release is occurring on any Real Property included in the Assets nor has Seller issued a request for proposal or otherwise asked an environmental remediation contractor to begin plans for any such environmental remediation.

          (f) To Seller's Knowledge, during or prior to the period of Seller's ownership, use or operation of the Assets, there were no Releases or threatened Releases which would reasonably be expected to have a Material Adverse Effect.

          (g) None of the Real Property is (i) to Seller's Knowledge, situated in a federal "Superfund" site, or in any federal "Superfund" study area designated under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or (ii) to Seller's Knowledge, situated in any site or study area designated under any state statute comparable to CERCLA.

          (h) Seller has delivered to Buyer copies of Seller's environmental assessments, audits and environmental reports relating to the Real Property or any of the other Assets or which concern the existence or possible existence of Hazardous Materials on, under or adjacent to any of the Real Property or relating to potential Environmental Liability of Seller in connection with the Assets.

          (i) To Seller's Knowledge, there are no circumstances or conditions involving the Assets and not arising from or relating to the FERC License or the Section 401 Water Quality Certification that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, operation, use or transfer of any of the Real Property pursuant to any Environmental Law which would reasonably be expected to have a Material Adverse Effect other than with respect to any activity after the date hereof that disturbs asbestos or asbestos-containing materials which causes them to become friable. Except as set forth in Schedule 5.11, to Seller's Knowledge, as of the date hereof, there is no friable asbestos in any of the Assets.

     Section 5.12   State and Federal Regulatory Matters.  Schedule
5.12 reflects all of the currently pending Proceedings of state or federal regulatory commissions naming Seller as a Party and relating to the Assets. All currently effective filings relating to the Assets made by Seller with state or federal regulatory commissions were made in compliance with Legal Requirements and the information contained therein was true and correct in all material respects as of the respective dates of those filings.

     Section 5.13 Brokers. No broker or finder has acted for or on behalf of Seller or any Affiliate of Seller in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

     Section 5.14 Disclaimer. Except as otherwise expressly set forth in this Article V, Seller expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Assets, except as provided in Section 5.9, and Seller SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OR THE ABSENCE OF ANY LATENT DEFECTS THEREIN.

                            ARTICLE 6
                 COVENANTS AND OTHER AGREEMENTS

     Section 6.1 Covenants of Seller. Seller agrees to observe and perform the following, covenants and agreements:

          (a) Conduct Prior to the Closing Date. With respect to the Assets, except (i) as contemplated in this Agreement, (ii) as disclosed in Schedule 6.1(a), (iii) as required by any Legal Requirement or Order, or (iv) as otherwise expressly consented to in writing by Buyer, which consent will not be unreasonably withheld or delayed, prior to the Closing, Seller will:

               (1) Not make or permit any adverse change in the general nature or condition of the Assets;

               (2)  Maintain the Assets in their present
condition, reasonable wear and tear excepted, and make the repairs listed on Schedule 6.1(a)(2);

               (3) Not enter into any transaction or Contract other than in the ordinary course of business, consistent with past practices and not enter into any Contract creating a obligation in excess of $10,000 that is not terminable by Seller without penalty on no more than ninety (90) days notice;

               (4) Not sell, lease, encumber, dispose of or otherwise transfer or make any Contract for the sale, lease, encumbrance, disposition or transfer of any of the Assets other than in the ordinary course of business;

               (5) Comply in all material respects with all applicable Contracts, Legal Requirements and Orders, including without limitation those relating to the filing of reports and the payment of Taxes due to be paid prior to the Closing, other than those contested in good faith;

               (6) Not terminate any Contract included among the Assets except in the case of a breach of such Contract by the other party;

               (7) Not engage in any activity regarding any of the Assets that may cause asbestos or asbestos-containing materials to become friable;

               (8) Not allow the lapse, termination or amendment of any license or permit including, but not limited to, licenses issued to Seller by FERC; and

               (9) Seller may settle state tax proceedings for the current tax year, but will not, without the prior written consent of Buyer, take any action or enter into any agreement that will establish an assessed value or a real property tax liability for subsequent tax years or enter into an agreement to not challenge or contest the assessed value or real property tax liability for subsequent tax years.

          (b)  Access to the Assets and Records; Updating
     Information.

               (1) From and after the date of this Agreement and until the Closing Date, Seller shall permit Buyer and its Representatives to have, on reasonable notice and at reasonable times, reasonable access to all books, papers and records to the extent that they reasonably relate to the ownership, use and operation of the Assets.

               (2)  Seller will notify Buyer as promptly as
practicable of any significant change in the Assets and of any material Proceedings (threatened or pending) involving or affecting the Assets or the transactions contemplated by this Agreement, and shall use reasonable efforts to keep Buyer fully informed of such events.

          (c)  Exclusivity.  Until consummation of the
contemplated transactions or termination of this Agreement, other than a transfer or grant of the Non-Power Dams to the State of Vermont and an assignment of this Agreement to Vermont Electric Cooperative, neither Seller nor its representatives, officers, directors, employees or agents will, directly or indirectly, enter or consummate an agreement relating to the (i) sale or transfer of the Assets, (ii) a transaction involving the Assets, or (iii) an encumbrance of the Assets other than easements to be granted to or reserved for the benefit of Seller or Vermont Electric Cooperative, Inc. and Vermont Electric Power Company, Inc. as part of asset sales to those entities, which easements shall be substantially similar in form to Exhibit B.

          (d) Consents and Permits. Seller will use its commercially reasonable efforts to obtain all necessary Consents and permits from any Person required to consummate the transactions contemplated hereby, including the Consent of any Person required under any Legal Requirement or Contract applicable to the Assets and all Consents and permits described in Schedule 5.3.

          (e) 401 Certification. Until the Closing, Seller shall continue to defend the issuance of the 401 Certification that was the subject of the Vermont Water Resources Board's July 11, 2003 Order, which order is being challenged by a motion to alter.

     Section 6.2 Covenants of Buyer. Buyer agrees to observe and perform the following covenants and agreements:

          (a) Consents and Permits. Buyer will use its commercially reasonable efforts to assist Seller in obtaining all necessary Consents and permits from any Person required to consummate the contemplated transactions, including the Consent of any Person required under any Legal Requirement or Contract applicable to the Assets, and will use its commercially reasonable efforts to obtain all Consents and permits described in Schedule 4.3. Within ten (10) days after execution of this Agreement, Buyer will provide evidence of its authority to conduct business in the State of Vermont, a copy of its Bylaws, and a certified copy of its Articles of Incorporation to Seller's FERC counsel.

          (b) Access to Information. After Closing, Buyer will, and will cause its Representatives to, afford to Seller and its Representatives, reasonable access to all books, records, files and documents related to the Assets in order to permit Seller to prepare and file its tax returns and to prepare for and participate in any investigation with respect thereto, to prepare for and participate in any other investigation and defend any Proceedings relating to or involving Seller or the Assets for which Seller may be responsible, to discharge its obligations under this Agreement and the other Related Documents to which it is a party and for other reasonable purposes and will afford Seller reasonable assistance in connection therewith. Buyer will cause such records to be maintained for not less than seven years from the Closing Date.

     Section 6.3    Governmental Filings.

          (a) Buyer and Seller will, as soon as reasonably practicable following the execution of this Agreement, prepare and file with each Governmental Body requests for such Consents as may be necessary for the transfer of the Assets in accordance with the terms of this Agreement. Buyer and Seller will diligently pursue such Consents and will cooperate with each other in seeking such Consents. Notwithstanding anything to the contrary contained in this Agreement, in connection with or as a condition to receiving any Consent, neither Seller nor Buyer shall be required (i) to divest, abandon, license or take similar action with respect to any of its assets or any of its respective Affiliates, or (ii) to expend material sums of money or grant any material financial or other accommodations.

          (b) In connection with applications and other filings for any required regulatory approval, Buyer and Seller shall jointly, and on an equal basis, coordinate the overall development of the positions to be taken and the regulatory actions to be requested in such applications and filings for approval of the sale by Seller and the purchase by Buyer of the Assets, of all other matters contemplated by this Agreement which require regulatory approval and of all other regulatory matters incidental thereto which are to be addressed in such applications and filings. Efforts to obtain any necessary approvals (including from the VPSB) shall be prosecuted by counsel mutually agreed upon by the parties, and acting as joint counsel to the parties, it being understood, however, that (i) all positions taken in the filings with such Governmental Bodies shall be consistent with the mutual understandings of the parties, and
(ii) Seller's Vermont regulatory counsel and FERC regulatory counsel shall act as joint counsel to the parties in connection with their joint applications to the VPSB and FERC, respectively. In connection with all applications and filings for all required regulatory approvals in which Buyer and Seller act jointly, at least five (5) business days prior to filing any application or filing, each party shall be provided with a copy of the proposed application or filing and shall have three (3) business days to review and provide to counsel its comments on the proposed application or filing; provided, that with respect to a response to an information request from any Governmental Body, each party shall have only two (2) business days to review and provide to counsel its comments to the proposed response. The fees and expenses of joint counsel shall be borne by, and be the exclusive responsibility of Seller.

     Section 6.4 Interconnection Agreement. At the Closing, Buyer and Seller will execute and deliver the Interconnection Agreement and the Transmission Service Agreements substantially in the form of Exhibits C-1, C-2 and C-3, respectively. If the Closing occurs prior to the consummation of the transaction between Seller and Vermont Electric Cooperative, Inc., then at the closing of such transaction, the obligation to enter into the Interconnection Agreement shall be assigned to Vermont Electric Cooperative, Inc. Exhibits C-1, C-2 and C-3 are subject to modification by FERC counsel to the extent necessary to satisfy
FERC regulatory requirements.

     Section 6.5 Sale to Vermont Electric Cooperative. If Seller closes its pending sale transaction with Vermont Electric Cooperative, Inc. prior to the Closing of this Agreement, Buyer acknowledges that Vermont Electric Cooperative, Inc. will assume this Agreement as part of the Seller/Vermont Electric
Cooperative, Inc. transaction, which transaction is evidenced by a

Purchase and Sale Agreement dated April 15, 2003, and Buyer shall acquire the Assets from Vermont Electric Cooperative, Inc. at the earliest possible date pursuant to the terms of this Agreement. In connection with the assignment of this Agreement to Vermont Electric Cooperative, Inc., Seller shall use its reasonable best efforts to cause Vermont Electric Cooperative to perform the obligations of Seller arising under the terms of this Agreement and Seller shall be directly obligated to Buyer with respect to
(i) any damages sustained or incurred by Buyer in connection with Buyer's termination of this Agreement pursuant to Section 9.1(c), as a result of the willful failure by Vermont Electric Cooperative, Inc. to fulfill a closing condition of Buyer or to perform in any material respect a covenant of this Agreement, provided that Seller shall not be liable for punitive, indirect or consequential damages, and (ii) the indemnification of Buyer pursuant to the terms of Section 12 of this Agreement. If Vermont Electric Cooperative, Inc. fails to perform the obligations of Seller arising under the terms of this Agreement, in addition to all other rights and remedies that Buyer may have in connection with enforcing its rights under this Agreement, Buyer shall be entitled to commence an action to seek to obtain an order for specific performance or any other equitable remedy in any federal or state court of competent jurisdiction to enforce the terms of this Agreement against Vermont Electric Cooperative, Inc.

     Section 6.6 Schedule of Easements and Real Property Interests. Not less than thirty (30) days prior to the Closing Date, Seller shall deliver to Buyer a list of all Easements and ownership interests in Real Property included in the Assets, together with title descriptions, recorded and unrecorded acts, and other information as shall be customary in the State of Vermont to identify and convey such Easements and ownership interests. All material Easements that, as a condition to their assignment, require Consent from the grantor, shall be so designated on the easement list.

     Section 6.7    Risk of Loss.

          (a) Risk of Loss. From the date of this Agreement through the Closing Date, all risk of loss or damage to the Assets shall be borne by Seller, other than loss or damage caused by the acts or negligence of Buyer or any Buyer Representative, which loss or damage shall be the responsibility of Buyer.

          (b) Takings. If, before the Closing Date, all or any portion of the Assets are taken by eminent domain, municipalization or condemnation or are the subject of a pending taking Proceeding which has not been consummated (a "Taking"), then

                    (i)  Seller shall promptly notify Buyer, in
     writing, of the Taking;

                    (ii) Buyer may elect to, in the name of
     Seller, negotiate for, claim, contest and receive the portion of the award properly allocable to those Assets that are the subject of the Taking;

                    (iii)     to the extent the Taking shall have
     been consummated prior to the Closing, Seller shall be relieved of its obligation to convey to Buyer those Assets that were the subject of the Taking;

                    (iv) at the Closing, Seller will assign to Buyer all of its rights to damages payable as a result of the Taking, and will pay to Buyer all damages previously paid to it in connection with the Taking, in each case to the extent properly allocable, to those Assets that are the subject of the Taking;

                    (v)  following the Closing, Seller will give
     to Buyer any further assurances of such rights and assignment with respect to the Taking as Buyer reasonably may request from time to time; and

                    (vi) any damages paid to Buyer as a result of a Taking shall reduce, dollar-for-dollar, the Indemnity
     Amount as provided in Section 12.2(a).

     Section 6.8 Cure of Material Adverse Effect. In the event of an occurrence of a Material Adverse Effect, Seller shall, upon having knowledge of such Material Adverse Effect, promptly notify
Buyer of such occurrence. Seller shall have the right to cure or remedy the circumstances giving rise to the Material Adverse
Effect prior to the Drop Dead Date.

                            ARTICLE 7
                      CONDITIONS PRECEDENT

     Section 7.1 Seller's Conditions Precedent to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions:

          (a) Representations and Warranties True as of the Closing Date. Buyer's representations and warranties in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, subject to changes expressly contemplated and permitted by this Agreement except that representations and warranties made as of, or in respect of, only a specified date or period shall be true and correct in all material respects as of, or in respect of, such date or period.

          (b) Compliance with Agreements. The covenants, agreements and conditions required by this Agreement to be performed and complied with by Buyer shall have been performed and complied with in all material respects prior to or at the Closing Date.

          (c) Certificate. Buyer shall execute and deliver to Seller a certificate of an authorized officer of Buyer, dated the Closing Date, stating that the conditions specified in Sections
7.1 (a) and 7.1(b) of this Agreement have been satisfied.

          (d) Governmental Approvals and Other Consents. Seller shall have obtained all Consents or Orders from all Governmental Bodies and other Persons which are required in order to consummate the transactions contemplated hereby and to transfer the Assets to Buyer without Seller incurring material liability under any Legal Requirement, Order or Contract, except as contemplated by this Agreement, including those consents listed on Schedules 4.3 and 5.3.

          (e) Injunctions. On the Closing Date, there shall be no Orders which operate to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.

          (f) Documents. Buyer shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by it hereunder on or before the Closing Date.

     Section 7.2 Buyer's Conditions Precedent to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions:

          (a) Representations and Warranties True as of the Closing Date. Seller's representations and warranties in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on the Closing Date, subject to changes expressly contemplated and permitted by this Agreement; (i) except that representations and warranties made as of, or in respect of, only a specified date or period shall be true and correct as of, or in respect of, such date or period, and (ii) to the extent that any failure of such representations and warranties to be true and correct as aforesaid when taken in the aggregate would not have a Material Adverse Effect.

          (b) Compliance with Agreements. The covenants, agreements and conditions required by this Agreement to be performed and complied with by Seller shall have been performed and complied with prior to or at the Closing Date, except where the failure to so perform or comply when taken in the aggregate would not have a Material Adverse Effect.

          (c) Certificate. Seller shall execute and deliver to Buyer a certificate of an authorized officer of Seller, dated the Closing Date, stating that the conditions specified in Sections
7.2(a) and 7.2(b) of this Agreement have been satisfied.

          (d) Governmental Approvals. Seller and Buyer shall have obtained all Consents and Orders from all Governmental
Bodies and other Persons which are required in order to consummate the transactions contemplated hereby, including those consents listed on Schedules 4.3 and 5.3.

          (e) Injunctions. On the Closing Date, there shall be no Orders which operate to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.

          (f) Documents. Seller shall have delivered all of the certificates, instruments, contracts and other documents specified to be delivered by it hereunder.

          (g) No Material Adverse Change. Since the date of execution of this Agreement, no Material Adverse Effect shall have occurred that has continuing effect as of the Closing Date.

          (h) Interconnection Agreement. Buyer and Seller shall have executed the Interconnection Agreement and the Transmission Service Agreements substantially similar to the forms of Exhibits C-1, C-2 and C-3, respectively, that allow the power generated from the Newport Generating Facility Units 1, 2, and 3, and the Diesel Generating Facilities to be delivered to the Newport Substation in Newport, Vermont, at no cost to Buyer, and grant to Buyer a reservation for Firm Point-to-Point Transmission Service and Non-Firm Point-to-Point Transmission Service under Seller's Open Access Transmission Tariff from Buyer's interconnection at the Newport Substation in Newport, Vermont to the VELCO Irasburg Substation in Irasburg, Vermont.

                            ARTICLE 8
                             CLOSING

     Section 8.1 Closing. The closing of the purchase and sale of the Assets (the "Closing") will take place by overnight mail or facsimile delivery to the offices of McLane, Graf, Raulerson & Middleton, Professional Association, 10th Floor, 900 Elm Street, Manchester, New Hampshire 03101 on the fifth (5th) business day after the date that all conditions precedent in Sections 7.1(d) and 7.2(d) have been satisfied or at such other time, date and place agreed to by the parties. The date of the Closing is referred to in this Agreement as the "Closing Date." The transactions to be consummated on the Closing Date shall be deemed to have been consummated as of 12:01 a.m. on the Closing
Date. At the Closing the following events shall occur, each event being deemed to have occurred simultaneously with the other events.

          (a) Bill of Sale. Seller and Buyer shall execute and deliver the Bill of Sale and Assignment and Assumption Agreement in the form attached as Exhibit D (the "Bill of Sale").

          (b) Deeds. Seller shall deliver limited warranty deeds for each parcel of Real Property.

          (c)  Payment of Purchase Price.  Buyer will pay to
Seller an amount equal to the Purchase Price in lawful money of the United States of America.

          (d) Other Related Documents. Seller and Buyer shall execute and deliver such other Related Documents (including easement assignments, conveyances, and special assignment and assumption instruments) and shall obtain and deliver such other certificates reasonably requested by a party that are necessary in order to satisfy any applicable Legal Requirements relating to the transfer of the Assets to Buyer or which are customarily delivered in the State of Vermont to accomplish transfers of assets of the type involved; provided, however, that nothing in this clause shall obligate Seller or any Affiliate of Seller to execute or deliver any document that affects, in a manner materially adverse to Seller, Seller's liability to Buyer as expressed herein and in the Bill of Sale; and provided that nothing in this clause shall obligate Buyer or an Affiliate of Buyer to execute or deliver any document that affects, in a manner materially adverse to Buyer, Buyer's liability to Seller as expressed herein and in the Bill of Sale.

          (e) FIRPTA Certificate. Seller shall execute and deliver to Buyer a Certification of non-foreign status within the meaning of Treasury Regulations Section 1.1445-2.

                            ARTICLE 9
                           TERMINATION

     Section 9.1 Termination Rights. This Agreement may be terminated in its entirety at any time prior to the Closing:

          (a) By the mutual written agreement of Seller and Buyer;

          (b) By Buyer or Seller in writing if there shall be in effect a nonappealable Order prohibiting, enjoining or restricting the transactions contemplated by this Agreement;

          (c)  By Buyer, upon the breach of any of the
representations and warranties of Seller contained herein or in the failure by Seller to perform and comply with any of the agreements and obligations required by this Agreement to be performed or complied with by Seller, provided that such breach or failure has a Material Adverse Effect and is not cured or otherwise addressed by Seller in a manner reasonably acceptable to Buyer on or before May 31, 2004 (the "Drop Dead Date"); provided, however, that Buyer may terminate this Agreement upon its reasonable determination that Seller will not be able to cure any such breach by the Drop Dead Date;

          (d) By Seller, upon the breach of any of the representations and warranties of Buyer contained herein or the failure by Buyer to perform and comply with any of the agreements and obligations required by this Agreement to be performed or complied with by Buyer in any material respects, provided that such breach or failure is not cured or otherwise addressed by Buyer in a manner reasonably acceptable to Seller on or before the Drop Dead Date; provided, however, that Seller may terminate this Agreement upon its reasonable determination that Buyer will not be able to cure any such breach by the Drop Dead Date;

          (e) By either party in writing if the Closing has not occurred on or before the Drop Dead Date; or

          (f) By Seller or Buyer, as appropriate, if any Governmental Body whose Consent is required for purposes of operating the Assets has affirmatively indicated that such Consent will not be given or will contain terms or conditions unacceptable in any material respect to Seller or Buyer in their reasonable discretion or, if such Consent has been obtained, contains terms or conditions unacceptable in any material respect to Seller or Buyer, in their reasonable discretion.

     Section 9.2    Limitation on Right to Terminate; Effect of
Termination.

          (a) A party shall not be entitled to exercise any right of termination pursuant to Section 9.1 if the event giving rise to the termination right shall be due to the willful failure of such party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements hereof to be performed or observed by such party.

          (b)  Upon the termination of this Agreement under
Section 9.1, the parties shall have no further duties, obligations or liabilities to each other except for those duties or obligations that explicitly survive termination of this Agreement. If, however, a party terminates this Agreement as a result of the willful failure by the other party to fulfill a condition to the performance of the terminating party or to perform in any material respect a covenant of this Agreement or from a material and willful breach of this Agreement by the other party (it being understood that the failure to cure a breach shall not, by itself, be a willful breach of this Agreement), then the breaching party shall be fully liable for any and all damages sustained or incurred by the terminating party; provided, however, that no party shall be liable for punitive, indirect or consequential damages.

                           ARTICLE 10
                           TAX MATTERS

     Section 10.1 Transaction Taxes. Seller shall bear and be responsible for paying any sales, use, transfer, documentary, registration, business, occupation, or other similar Taxes (including related penalties (civil or criminal), additions to tax, and interest) imposed by any Governmental Body with respect to the transfer of Assets (including the Real Property) to Buyer ("Transaction Taxes"), regardless of whether the tax authority seeks to collect such Taxes from Seller or Buyer. Seller shall also be responsible for (i) administering the payment of such Transaction Taxes, (ii) defending or pursuing any proceedings related thereto, and (iii) paying any expenses related thereto.

 Section 10.2 Real and Personal Property Taxes. All real and personal property Taxes and assessments relating to the Assets for the period prior to the Closing Date shall be paid by Seller, while all such Taxes for the period on and after the Closing Date shall be paid by Buyer. Buyer shall forward, as soon as practicable, to Seller a copy of any such tax bill, invoice or statement received by Buyer. Seller then shall forward to Buyer payment in immediately available funds of its pro rata share of such Taxes as soon as practicable in advance of the due date of the tax bill, invoice or statement and in time to avoid the incurrence of penalties or interest. Upon its receipt of such payment, Buyer will pay the full amount of the tax bill, invoice or statement to the applicable taxing authority. If Seller first receives a tax bill, invoice or statement relating to the Assets from a taxing authority, Seller shall immediately forward such tax bill, invoice or statement to Buyer. Notwithstanding the foregoing, if, after the Closing Date, it is determined that the actual amount of the pro rated real and personal property Taxes is less than the amount paid by Buyer, and Seller receives a refund relating to real and personal property Taxes paid, then
  Seller shall promptly pay to Buyer the portion of the refund representing the tax refund attributable to the period after the
                          Closing Date.

                           ARTICLE 11
                      ENVIRONMENTAL MATTERS

     Section 11.1   Environmental Due Diligence.

          (a) Right to Conduct Environmental Due Diligence. Except as otherwise set forth in this Section 11.1, Buyer may undertake reasonable environmental due diligence prior to the Closing, including a review of the Environmental Data. Buyer also has required Seller to make the representations concerning environmental matters set forth in Section 5.11, upon which Buyer is relying. All activities of Buyer regarding environmental due diligence shall be conducted to minimize any inconvenience or interruption of the normal use and enjoyment of the Assets.

          (b) Delivery of Environmental Reports. Seller has made available to Buyer before the date of execution of this Agreement copies of any written environmental audits, reports or studies of Seller concerning the existence or possible existence of Hazardous Materials on, or under or adjacent to any of the Real Property or relating to potential Environmental Liability of Seller in connection with the Assets that are identified in a schedule delivered to Buyer on or prior to the date hereof ("Environmental Reports").

          (c) Confidentiality of Environmental Data. All audits, reports and studies delivered to or prepared by Buyer and all other information collected and generated as a result of Buyer's environmental due diligence ("Environmental Data") shall be kept strictly confidential and shall not be disclosed or released without the prior written consent of Seller, except as required by law. The Environmental Data shall be transferred among Buyer and its consultant(s) in a manner that will preserve, to the greatest extent possible, such privileges. Buyer expressly agrees that until the Closing, it will not distribute the Environmental Data to any third party without Seller's prior written consent, except as required by law.

          (d) Additional Due Diligence. Notwithstanding the foregoing, if prior to the Closing, Seller receives notice of any Proceeding or threatened Proceeding arising under Environmental Laws, or if Seller otherwise acquires Knowledge that is reasonably likely to require a change to Schedule 5.11, Seller promptly shall notify Buyer of the same and Buyer may require that specific additional environmental due diligence measures be conducted by Seller to determine the extent of such potential Environmental Liability. Any Environmental Liability identified by Seller to Buyer prior to the Closing Date that is not remedied by Seller prior to the Closing Date shall be considered a Retained Liability for purposes of this Agreement.

                           ARTICLE 12
                         INDEMNIFICATION

     Section 12.1 General Indemnification by Seller. From and after Closing and subject to the other provisions of this Article 12, Seller shall indemnify and hold harmless Buyer and its Representatives (collectively, the "Buyer Indemnitees") from and against any and all Losses actually incurred by a Buyer
Indemnitee and directly resulting from:

          (a) any representations and warranties made by Seller in this Agreement not being true and correct when made or when required by this Agreement to be true and correct, or any breach or default by Seller in the performance of its covenants, agreements, or obligations under this Agreement required to be performed prior to Closing;

          (b) any breach or default by Seller in the performance of its covenants, agreements, or obligations under this Agreement or any Related Document required to be performed after Closing;

          (c)  the Retained Liabilities.

     Section 12.2   Indemnity for Compliance with  FERC License
Requirements, Dismantling and Sharing of Cost Savings.

          (a) Indemnity. For a period of three (3) years following the Closing, Seller shall indemnify Buyer for all costs and expenses up to a limit of three million five hundred thousand US dollars (US $3,500,000) ("Indemnity Amount"), actually incurred by Buyer after Closing and directly resulting from (i) bringing the Hydraulic Generating Facilities into compliance1 with the FERC License, if necessary, and the Water Quality Certification issued by the Vermont Agency of Natural Resources, dated August 1, 2002, as amended by the Amended Water Quality Certification issued by the Vermont Water Resources Board, dated July 11, 2003, if necessary, (ii) retiring and/or dismantling any of the Hydraulic Generating Facilities pursuant to any permits, licenses or Orders, (iii) dismantling any of the dams which constitute part of the Hydraulic Generating Facilities pursuant to any permits, licenses or Orders, and (iv) removing any friable asbestos or friable asbestos-containing material found in the Assets up to a maximum of Fifty Thousand Dollars ($50,000), other than asbestos which became friable as a result of any negligent action by Buyer. Buyer shall forward to Seller periodic statements of such costs and expenses and Seller shall have thirty (30) days to review such statements and give Buyer written notice of any reasonable objections. Within thirty (30) days of receipt of such statements, Seller shall pay any undisputed amounts to Buyer. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from, and including, the due date to, but excluding, the date the delinquent amount is paid in full. Seller shall pay any disputed amounts to Buyer no later than thirty (30) days following resolution of such dispute along with interest accrued at the Interest Rate, such interest to be calculated from, and including, the due date to, but excluding, the date paid and, in the event that the disputed amounts are paid in full, any expense incurred by Buyer in resolving the dispute.

          (b) Sharing of Cost Savings. If at the end of the three (3) year period following the Closing (the "Indemnity Period") the total amount of costs and expenses incurred by Buyer and reimbursed by Seller ("Indemnity Payment") is less than the Indemnity Amount, Seller shall pay to Buyer, within thirty (30) days from the end of the Indemnity Period, an amount equal to fifty US cents (US $0.50) for each dollar that the Indemnity Amount exceeds the Indemnity Payment(s).

          (c) Non-Power Dams. If the Non-Power Dams are not transferred to the State of Vermont prior to the Closing, so long as the Non-Power Dams are owned by Buyer, Seller shall indemnify and hold harmless Buyer from and against any and all necessary costs and expenses actually incurred by Buyer and directly resulting from Buyer's ownership of the Non-Power Dams, including all costs relating to (i) maintenance and repair for the Non-Power Dams, (ii) compliance with applicable permits, licenses and Orders (including the FERC License and the Water Quality Certification issued by the Vermont Agency of Natural Resources, dated August 1, 2002, as amended by the Amended Water Quality Certification issued by the Vermont Water Resources Board, dated July 11, 2003 and as may be further amended) relating to the operation of Non-Power Dams, (iii) all filing fees, expenses and attorneys' fees actually incurred in removing the Non-Power Dams from the FERC license, (iv) all actions to quiet title relating to real property comprising the Non-Power Dams, and (v) property taxes relating to property comprising the Non-Power Dams.

          (d)  Disputes.   All disputes arising pursuant  to  the
terms  of this Section 12.2 shall be resolved pursuant to Section
13.6 of this Agreement.

     Section 12.3 Indemnification by Buyer. From and after Closing and subject to the other provisions of this Article 12, Buyer shall indemnify and hold harmless Seller and its Representatives (collectively, the "Seller Indemnitees") from and against any and all Losses actually incurred by a Seller Indemnitee and directly resulting from:

          (a) any representations and warranties made by Buyer in this Agreement not being true and correct when made or when required by this Agreement to be true and correct, or any breach or default by Buyer in the performance of its covenants, agreements, or obligations under this Agreement required to be performed prior to Closing;

          (b) any breach or default by Buyer in the performance of its covenants, agreements, or obligations under this Agreement or any Related Document required to be performed after Closing;
and

          (c) Buyer's operation or ownership of the Assets after the Closing, including (but subject to Section 12.2) (i) complying with the Water Quality Certification issued by the Vermont Agency of Natural Resources, dated August 1, 2002, as amended by the Amended Water Quality Certification issued by the Vermont Water Resources Board, dated July 11, 2003, and as may be further amended, (ii) retiring and/or dismantling any of the Hydraulic Generating Facilities pursuant to any permits, licenses or Orders, and (iii) dismantling any of the dams which constitute part of the Hydraulic Generating Facilities pursuant to any permits, licenses or Orders.

     Section 12.4 No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR THEIR INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES.

     Section 12.5 Limitations on Liability. Notwithstanding anything to the contrary in this Agreement, the respective indemnification liabilities of the parties under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:

          (a) Except as otherwise provide in this Agreement, in no event shall Seller indemnify the Buyer Indemnitees, or be otherwise liable to the Buyer Indemnitees, for any Losses subject to indemnification by Seller pursuant to Section 12.1(a) that in the aggregate exceed an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000).

          (b) The limitations on the indemnification of Seller set forth in Section 12.5(a) shall not apply to any intentional breach by Seller of any representation, warranty, covenant or obligation (it being understood that the intentional failure by Seller to disclose any specific item required to be disclosed pursuant to any representation or warranty of Seller in this Agreement shall constitute an intentional breach of such representation and warranty and that the failure to cure a breach shall not, by itself, be an intentional act or omission).

          (c) In no event shall Buyer indemnify the Seller Indemnitees, or be otherwise liable to the Seller Indemnitees, for any Losses subject to indemnification by Seller pursuant to
Section 12.3(a) that in the aggregate exceed an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000).

          (d) The limitations on the indemnification of Buyer set forth in Section 12.5(c) shall not apply to any intentional breach by Buyer of any representation, warranty, covenant or obligation (it being understood that the intentional failure by Buyer to disclose any specific item required to be disclosed pursuant to any representation or warranty of Buyer in this Agreement shall constitute an intentional breach of such representation and warranty and that the failure to cure a breach shall not, by itself, be an intentional act or omission).

          (e) The representations, warranties, covenants and agreements of the parties set forth in this Agreement shall survive the Closing for the applicable period set forth below; provided, however, that such indemnities shall survive with respect only to the specific matters that are the subject of a proper Claim Notice delivered in good faith in compliance with the requirements of Section 12.7 until the earlier to occur of
(i) the date on which a final nonappealable resolution of a disputed matter described in a proper Claim Notice has been reached, or (ii) the date on which a disputed matter described in a proper Claim Notice has otherwise reached final resolution.

               (1)  Except as otherwise provided in this
     Agreement, all representations and warranties of Seller and Buyer contained in or made pursuant to this Agreement, all covenants, agreements or obligations of Seller and Buyer contained in or made pursuant to this Agreement that are required to be performed prior to Closing, and the related indemnity obligations of Seller and Buyer contained in
     Section 12.1(a) and (b) and 12.3(a) and (b), respectively, shall survive Closing until and shall terminate on the third (3rd) anniversary of the Closing Date.

               (2)  The indemnity obligations of Seller
     contained in Section 12.1 with respect to Taxes shall survive until the expiration of the applicable statute of limitations (or extensions or waivers thereof), except that the obligations contained in Section 10.2 shall survive until without time limit.

               (3) The covenant and indemnity obligation set forth in Section 12.2 shall survive Closing until the third
     (3rd) anniversary of the Closing Date; provided, however, that undisputed costs and expenses or matters subject to a proper Claim Notice pursuant to Section 12.7 shall survive until (i) the costs are paid, (ii) the date on which a final nonappealable resolution of a disputed matter described in a proper Claim Notice has been reached, or
     (iii) the date on which a disputed matter described in a proper Claim Notice has otherwise reached final resolution.

               (4)  The indemnity obligations of Seller
     contained in Section 12.1 regarding any warranty of title with respect to parcels of Real Property or any warranty or representation of ownership of the Assets, shall survive without time limit.

               (5)  The indemnity obligations of Seller
     contained in Section 12.1(c) and of Buyer in Section
     12.3(c) shall survive without time limit.

          (f) Notwithstanding the foregoing, the parties acknowledge that a party shall be entitled to indemnification by the other party for Losses incurred by it with respect to any intentional misrepresentation, omission or fraud by the other party without any time limitation (it being understood that the failure to cure a breach shall not, by itself, be an intentional act or omission).

          (g) Notwithstanding any language contained in any Related Document (including deeds and other conveyance documents relating to the Real Property), the representations and warranties of Seller set forth in this Agreement will not be merged into any such Related Document and the indemnification obligations of Seller, and the limitations on such obligations, set forth in this Agreement shall control. No provision set forth in any such Related Document shall be deemed to enlarge, alter or amend the terms or provisions of this Agreement.

          (h) For the purposes of this Article 12, once a determination has been made that a specific breach of a representation, warranty, covenant or agreement has occurred for purposes of the indemnification obligation hereunder, the calculation of Losses with respect to such specific breach shall be made without regard to any limitation or qualification as to materiality set forth in such representation, warranty, covenant or agreement.

     Section 12.6 Insurance Coverage. Neither party shall have liability for any claim or Loss that is covered by insurance maintained by or for the benefit of either party or for which a party recovers payments with respect to a Loss from any other source (whether in a lump sum or stream of payments). No cost or expense relating to any Loss shall be included in determining the extent of Losses suffered by a party and their Indemnitees.

The parties agree to use their commercially reasonable efforts to give timely and effective written notice to the appropriate insurance carrier(s) of any occurrence or circumstances which, in the judgment of a party consistent with its customary risk management practices, appear likely to give rise to a claim that is likely to involve one or more insurance policies of that party. Any notice shall be given in good faith without regard to the possibility of indemnification payments and shall be processed in good faith and in a manner consistent with its risk management practices involving claims for which no third party contractual indemnification is available. The parties agree that
(i) if it is entitled to receive payment for a Loss, and (ii) if a party has obtained insurance which may cover the claim or matter giving rise to a Loss, then (iii) its insurance shall be primary coverage and that party will make a claim under its insurance before enforcing its right to receive payment from the other party. If at any time subsequent to the receipt of an indemnity payment a party receives any recovery, settlement or other similar payment with respect to the Loss for which it receives an indemnity payment, that party shall promptly pay to the other party an amount equal to the amount of the recovery, less any expense incurred in connection with the recovery, but in no event shall any payment exceed the amount of the indemnity payment.

     Section 12.7   Claims Procedure.

          (a) If any Losses are asserted against or sought to be collected by a third party from, or indemnifiable Losses are otherwise incurred by, any Person claiming indemnification under this Agreement (the "Indemnified Party"), the Indemnified Party shall with reasonable promptness provide to the party against whom such indemnification claims are asserted (the "Indemnifying Party") a Claim Notice. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any Losses if the Indemnified Party fails to notify the Indemnifying Party in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party's ability to defend against the Losses is not prejudiced. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party with respect to such Losses, and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses provided, however, that any Indemnified Party is authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the Third party Losses; or any cross-complaint against any Person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

          (b) The Indemnified Party shall provide reasonable assistance to the Indemnifying Party and provide access to its books, records and personnel as the Indemnifying Party reasonably requests in connection with the investigation or defense of the Losses. The Indemnifying Party shall promptly upon receipt of reasonable supporting documentation reimburse the Indemnified Party for costs and expenses incurred by the latter in providing the requested assistance.

          (c) With regard to third party claims for which Buyer or Seller is entitled to indemnification under Section 12.1 or 12.3, such indemnification shall be paid by the Indemnifying Party upon (i) the entry of an Order against the Indemnified Party and the expiration of any applicable appeal period, or (ii) a settlement with the prior written consent of the Indemnifying Party, provided that no such consent need be obtained if the Indemnifying Party fails to respond to the Claim Notice as provided in Section 12.7(a). Notwithstanding the foregoing but subject to Section 12.7(a), and provided that there is no dispute as to the applicability of indemnification, expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party as if such expenses are a liability of the Indemnifying Party.

     Section 12.8 Exclusive Remedy. The rights, remedies and obligations of the Buyer Indemnitees and the Seller Indemnitees set forth in this Agreement will be the exclusive rights, remedies and obligations of such Persons after the Closing with respect to all post-Closing claims relating to this Agreement.

     Section 12.9 Indemnification for Negligence. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET
FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED
TO INDEMNIFICATION IN ACCORDANCE WITH THE TERMS HEREOF,
REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE NEGLIGENCE,
STRICT LIABILITY, VIOLATION OF ANY LAW OR OTHER LEGAL FAULT OF OR
BY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

                           ARTICLE 13
                       GENERAL PROVISIONS

     Section 13.1 Expenses. Except as otherwise provide herein, each Party will pay all costs and expenses of its performance of and compliance with this Agreement, except Seller will pay all real estate transfer Taxes and real estate recording fees.

     Section 13.2 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given upon receipt if either (i) personally delivered, (ii) sent by prepaid first class mail, and registered or certified and a return receipt requested, (iii) sent by overnight delivery via a nationally recognized carrier, or (iv) by facsimile with completed transmission acknowledged:

     If to Seller, to:           If to Buyer, to:

     Citizens Communications     Great Bay Hydro Corporation
     Company                     1 New Hampshire Avenue, Suite
     High Ridge Park             125
     Stamford, CT  06905         Portsmouth, NH  03801
     Attention:   Michael        Attention: Anthony M.
     Zarrella                    Callendrello
     Facsimile:  (203) 614-5130  Facsimile: (603) 766-4991

     with a copy to:             with a copy to:

     Citizens Communications     McLane, Graf, Raulerson &
     Company                     Middleton,
     High Ridge Park                   Professional Association
     Stamford, CT  06905         900 Elm Street
     Attention: L. Russell       Manchester, NH  03101
     Mitten                      Attention: Richard A. Samuels
     Telecopier:  (203) 614-     Facsimile: (603) 625-5650
     4651

or at such other address or number as shall be given in writing by a party to the other party.

     Section 13.3 Assignment. If this Agreement has not closed prior to the date Seller closes its transaction with Vermont Electric Cooperative, Inc., this Agreement may be assigned by Seller to Vermont Electric Cooperative, Inc., otherwise this Agreement may not be assigned by either party, by operation of law or otherwise, except that Buyer may assign this Agreement to another subsidiary of BayCorp Holdings, Ltd. without the prior written consent of Seller provided such assignment would not reasonably be expected to delay the Closing.

     Section 13.4   Successor Bound.  Subject to the provisions of
Section 13.3, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     Section 13.5 Governing Law. The validity, performance, and enforcement of this Agreement and all Related Documents, unless expressly provided to the contrary, shall be governed by the laws of the State of Vermont without giving effect to the principles of conflicts of law of such state.

     Section 13.6 Dispute Resolution. Except as otherwise provided in this Agreement, any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments), including, as to its existence, enforceability, validity, interpretation, performance or breach or as to indemnification or damages, including claims in tort, whether arising before or after the termination of this Agreement (any such dispute controversy or claim being referred to as a "Dispute") shall be settled without litigation and only by use of the following alternative dispute resolution procedure:

          (a) At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any Dispute. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the parties' representatives for purposes of these negotiations shall be treated as confidential information developed for the purposes of settlement, exempt from discovery and production, and without the concurrence of both parties shall not be admissible in the arbitration described below, or in any lawsuit. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in the arbitration.

          (b) If negotiations between the representatives of the parties do not resolve the Dispute within sixty (60) days of the initial written request, the Dispute shall be submitted to binding arbitration by a single arbitrator pursuant to the arbitration rules, as then amended and in effect, of the JAMS/Endispute (the "Rules"). Either party may demand such arbitration in accordance with the procedures set out in the Rules. The arbitrator shall be selected in accordance with the Rules and shall be reasonably acceptable to both parties. The arbitration shall take place in Burlington, Vermont. The arbitration hearing shall be commenced within sixty (60) days of such party's demand for arbitration properly submitted in accordance with the Rules. The arbitrator shall have the power to and will instruct each party to produce evidence through discovery (i) that is reasonably requested by the other party to the arbitration in order to prepare and substantiate its case, and (ii) the production of which will not materially delay the expeditious resolution of the dispute being arbitrated. The arbitrator shall control the scheduling (so as to process the matter expeditiously) and any discovery. Buyer and Seller shall allow and participate in discovery according to the Federal Rules of Civil Procedure and such rules shall control in the event of any conflict between such rules and the Rules regarding discovery. The arbitrator shall rule on unresolved discovery disputes. Each party agrees to be bound by any discovery order or other procedural ruling by the arbitrator. The parties may submit written briefs. At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses. No party shall be eligible to receive, and the arbitrator shall not have the authority to award, exemplary or punitive damages. The arbitrator shall rule on the Dispute by issuing a written opinion within thirty (30) days after the close of hearings. The arbitrator's decision shall be binding and final. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

          (c) Each party will bear its own costs, and expenses in submitting and presenting its position with respect to any Dispute to the arbitrator and shall pay one-half of the fees and expenses of the arbitrator and JAMS/Endispute; provided, however, that if the arbitrator determines that the position taken in the Dispute by the nonprevailing party taken as a whole is unreasonable, the arbitrator may order the nonprevailing party to bear such fees and expenses, and reimburse the prevailing party for all or such portion of its reasonable costs and expenses in submitting and presenting its position as the arbitrator shall reasonably determine to be fair under the circumstances.

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          (d)  Notwithstanding any other provision of this
Agreement, (i) either party may commence an action to compel compliance with this Section 13.6, and (ii) if any party, as part of a Dispute, seeks injunctive relief or any other equitable remedy, including specific enforcement, then such party shall be permitted to seek such injunctive or equitable relief in any federal or state court or competent jurisdiction before during or after the pendency of a mediation or arbitration proceeding under this Section 13.6.

     Section 13.7 Cooperation. Each of the parties agrees to use its commercially reasonable best efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws, regulations or otherwise, to consummate and to make effective the transactions contemplated by this Agreement, including the timely performance of all actions and things contemplated by this Agreement to be taken or done by each of the parties.

     Section 13.8 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between Buyer and Seller, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Buyer and Seller each waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and none of the parties shall use the fact of the setting of such amounts or the fact of any inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof. The word "including" in this Agreement shall mean including without limitation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified.

     Section 13.9 Publicity. No party shall issue, make or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, or otherwise make any disclosures, without the consent of the other party, consent not to be unreasonably withheld or delayed; provided, however, that consent shall not be required where a release or announcement is required by applicable law or the rules or regulations of a securities exchange, in which event the party so required to issue a release or announcement shall endeavor, wherever possible, to furnish an advance, copy of the proposed release to the other party.

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     Section 13.10  Waiver.  Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege shall operate as a waiver, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise, or the exercise of any other right, power or privilege available to each party at law or in equity.

     Section 13.11 Parties in Interest. This Agreement and the attached Schedules and Exhibits (including the referenced documents and instruments) are not intended to confer upon any Person, other than the parties and their successors and permitted assigns, any rights or remedies; provided, however, that the indemnification provisions in Article 12 shall inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees.

     Section 13.12 Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 13.13 Amendment. This Agreement may be amended only by an instrument in writing executed by the parties.

     Section 13.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

     Section 13.15 Entire Agreement. This Agreement, the Exhibits and Schedules and the referenced documents and instruments constitute the entire agreement, understanding, representations and warranties of the parties, and supersedes all prior agreements, both written and oral, between Buyer and Seller. All Exhibits and Schedules are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any fact or item in any Schedule referenced by a particular paragraph or Section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or Section, be deemed to be disclosed with respect to that other paragraph or Section whether or not any explicit cross-reference appears therein.

     Section 13.16 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     Section 13.17 Specific Performance. Seller and Buyer agree that in the event of any breach of any covenant, obligation or other provision set forth in this Agreement, Buyer and Seller shall be entitled to commence an action to seek to obtain an order for specific performance or any other equitable remedy in any federal or state court of competent jurisdiction to enforce the covenants or obligations of the other party or Vermont Electric
Cooperative,  Inc. as provided in Section 6.5.

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ACKNOWLEDGMENT OF ARBITRATION. THE PARTIES TO THIS AGREEMENT
UNDERSTAND THAT THIS AGREEMENT CONTAINS AN AGREEMENT OF THE PARTIES TO ARBITRATE. AFTER SIGNING THIS DOCUMENT, THE PARTIES UNDERSTAND THAT THEY WILL NOT BE ABLE TO BRING A LAWSUIT CONCERNING ANY DISPUTE THAT MAY ARISE WHICH IS COVERED BY THE AGREEMENT TO ARBITRATE, UNLESS IT INVOLVES A QUESTION OF CONSTITUTIONAL OR CIVIL RIGHTS. INSTEAD, EACH PARTY AGREES TO SUBMIT ANY SUCH DISPUTE TO AN IMPARTIAL ARBITRATOR.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


CITIZENS COMMUNICATIONS            GREAT BAY HYDRO CORPORATION
COMPANY


By:  /s/ Michael Zarrella          By:  /s/ Frank W. Getman Jr.
   ----------------------------       ---------------------------
   Name:  Michael Zarrella            Name:  Frank W. Getman Jr.
   Title: Vice President              Title: President

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Exhibits

     Exhibit A - Guaranty of Performance
     Exhibit B - Easements
     Exhibit C-1 - Interconnection Agreement
     Exhibit C-2 - Firm Point-to-Point Transmission Service
     Exhibit C-3 - Non-Firm Point-to-Point Transmission Service
     Exhibit D - Bill of Sale

Schedules

     Schedule 1.1 - Tangible Personal Property
     Schedule 2.1 - Regulatory Proceedings
     Schedule 4.3 - Buyer's Consents
     Schedule 5.3 - Seller's Consents
     Schedule 5.5 - Parcels of Real Property and all Easements
     Schedule 5.6 - Legal Requirements and Governmental Permits
     Schedule 5.7 - Pending or Threatened Proceedings
     Schedule 5.10 - Contracts
     Schedule 5.11 - Environmental Matters
     Schedule  5.12 - Proceedings of State or Federal  Regulatory
Commissions
     Schedule 6.1(a) - Conduct Prior to Closing
     Schedule 6.1(a)(2) - Repairs




                              -35-
_______________________________
1  The  intent  is  for the indemnification provided  under  this
Section 12.2 to cover costs incurred in order to bring the Hydraulic Genrating Facilities into compliance with the FERC License, not to cover ongoing or annual activities which are an operational expense.